Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley 717-291-2616

Fulton Financial reports third quarter earnings of $0.20 per share

•	Diluted earnings per share for the third quarter of 2011 was 20 cents, an 11.1 percent increase from the second quarter of 2011 and a 25.0 percent increase from the third quarter of 2010.

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The provision for credit losses was $31.0 million for the third quarter of 2011, a $5.0 million, or 13.9 percent, decrease from the second quarter of 2011 and a $9.0 million, or 22.5 percent, decrease from the third quarter of 2010. Non-performing loans decreased $239,000, or 0.1 percent, in comparison to the second quarter of 2011. Annualized charge-offs as a percent of average total loans decreased to 1.04 percent for the third quarter of 2011, compared to 1.30 percent for the second quarter of 2011.

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Other income, excluding investment securities gains and losses, increased $1.6 million, or 3.3 percent, in comparison to the second quarter of 2011 due primarily to an increase in mortgage banking income.

•	Other expenses increased $4.1 million, or 4.0 percent.

(October 18, 2011) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) reported net income of $39.3 million, or 20 cents per diluted share, for the third quarter ended September 30, 2011, compared to $36.4 million, or 18 cents per diluted share, for the second quarter of 2011.

“We are pleased to report strong third quarter earnings per share growth and a solid increase in our return on assets,” said R. Scott Smith, Jr., Chairman and Chief Executive Officer. “Contributing to those results were a significant reduction in our provision for credit losses, steady residential mortgage activity and lower funding costs as a result of our stable base of core deposits. We are eager to put those deposits to work in the communities we serve in the form of loans to creditworthy consumers and businesses. However, economic uncertainty continues to temper loan demand”.

In the third quarter of 2011, net income increased $2.9 million, or 8.1 percent, in comparison to the second quarter of 2011. This increase was due to a $5.0 million reduction in the

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Page 2 … Fulton Financial reports third quarter earnings of $0.20 per share provision for credit losses, a $1.5 million, or 3.1 percent, increase in other income and an $848,000, or 0.6 percent, increase in net interest income. The favorable impact of these items was partially offset by a $4.1 million, or 4.0 percent, increase in other expenses and a $287,000, or 2.2 percent, increase in income tax expense.

For the nine months ended September 30, 2011, net income available to common shareholders increased $29.0 million, or 36.0 percent, in comparison to the same period in 2010. This increase was primarily due to a $16.3 million decrease in preferred stock costs, a $15.0 million, or 12.5 percent, decrease in the provision for credit losses, a $6.2 million, or 4.6 percent, increase in other income, and a $3.8 million, or 0.9 percent, increase in net interest income. The favorable impact of these items was partially offset by a $6.8 million, or 2.2 percent, increase in other expenses and a $5.6 million, or 16.9 percent, increase in income tax expense.

Asset Quality

Non-performing assets were $348.0 million, or 2.14 percent of total assets, at September 30, 2011, compared to $348.3 million, or 2.18 percent of total assets, at June 30, 2011 and $372.8 million, or 2.28 percent of total assets, at September 30, 2010. The $333,000, or 0.1 percent, decrease in non-performing assets in comparison to the second quarter of 2011 was primarily due to a decrease in non-performing construction and commercial loans, partially offset by an increase in non-performing residential mortgages and consumer loans.

Annualized net charge-offs for the quarter ended September 30, 2011 were 1.04 percent of average total loans, compared to 1.30 percent for the quarter ended June 30, 2011. The allowance for credit losses as a percentage of non-performing loans was 86.6 percent at September 30, 2011 in comparison to 86.4 percent at June 30, 2011 and 83.2 percent at September 30, 2010.

Net Interest Income and Margin

Net interest income for the third quarter of 2011 increased $848,000, or 0.6 percent, from the second quarter of 2011, primarily due to an extra day in the third quarter of 2011.

Net interest margin was 3.93 percent for the third quarter of 2011, as compared to 3.95 percent in the second quarter of 2011.

Average Balance Sheet

Total average assets for the third quarter of 2011 were $16.1 billion, an increase of $44.9 million, or 0.3 percent, from the second quarter of 2011.

Page 3 … Fulton Financial reports third quarter earnings of $0.20 per share

Average loans, net of unearned income, were essentially unchanged in comparison to the second quarter of 2011.

	Quarter Ended
	Sep 30	Jun 30	Increase (decrease)
	2011	2011	$	%
	(dollars in thousands)
Loans, by type:
Real estate - commercial mortgage	$4,461,646	$4,430,046	$31,600	0.7%
Commercial - industrial, financial and agricultural	3,691,516	3,689,877	1,639	—%
Real estate - home equity	1,628,822	1,623,438	5,384	0.3%
Real estate - residential mortgage	1,037,968	1,023,471	14,497	1.4%
Real estate - construction	668,464	712,638	(44,174)	(6.2%)
Consumer	329,619	332,960	(3,341)	(1.0%)
Leasing and other	69,509	70,589	(1,080)	(1.5%)

Total Loans, net of unearned income	$11,887,544	$11,883,019	$4,525	—%

Changes in loans, by type, included a $31.6 million, or 0.7 percent, increase in commercial mortgages, a $14.5 million, or 1.4 percent, increase in residential mortgages and a $5.4 million, or 0.3 percent, increase in home equity loans. These increases were partially offset by a $44.2 million, or 6.2 percent, decline in construction loans and a $3.3 million, or 1.0 percent, decrease in consumer loans.

Average deposits for the third quarter of 2011 increased $19.7 million, or 0.2 percent, from the second quarter of 2011.

	Quarter Ended
	Sep 30	Jun 30	Increase (decrease)
	2011	2011	$	%
	(dollars in thousands)
Deposits, by type:
Noninterest-bearing demand	$2,466,877	$2,362,614	$104,263	4.4%
Interest-bearing demand	2,424,646	2,352,961	71,685	3.0%
Savings deposits	3,329,489	3,356,361	(26,872)	(0.8%)

Total demand and savings	8,221,012	8,071,936	149,076	1.8%
Time deposits	4,224,001	4,353,352	(129,351)	(3.0%)

Total Deposits	$12,445,013	$12,425,288	$19,725	0.2%

The increase in deposits in the third quarter of 2011 in comparison to the second quarter of 2011 was due to a $149.1 million, or 1.8 percent, increase in demand and saving accounts, partially offset by a $129.4 million, or 3.0 percent, decrease in time deposits.

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Non-interest Income

Other income, excluding investment securities gains, increased $1.6 million, or 3.3 percent, in comparison to the second quarter of 2011. Mortgage banking income increased $1.9 million, or 31.3 percent, due to an increase in the volume of new loan commitments. Service charges on deposit accounts increased $832,000, or 5.8 percent, mainly due to an increase in overdraft fees and other service charges on deposits. Investment management and trust services income decreased $724,000, or 7.5 percent, due to a decrease in insurance commissions and brokerage fees.

Non-interest Expense

Other expenses increased $4.1 million, or 4.0 percent, in the third quarter of 2011 compared to the second quarter of 2011. Salaries and employee benefits increased $2.9 million, or 5.1 percent, with a $1.8 million increase in stock compensation expense due primarily to certain employees meeting accelerated vesting conditions associated with the Corporation’s annual July stock compensation grant, and the remaining increase due to normal salaries increases and an extra day in the third quarter of 2011. Also contributing to the increase in other expenses was a $260,000 increase in reserves associated with the potential repurchase of previously sold residential mortgage and home equity loans recorded in the third quarter of 2011, compared to a $500,000 reduction of such reserves recorded in the second quarter of 2011 and a $695,000 increase in OREO and repossession expenses.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; The Bank, Mt. Laurel, NJ; Skylands Community Bank, Chester, NJ and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation’s control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in or abnormal functioning of credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2011